EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT Note: Unless otherwise noted, the Registrant owns 100% of the equity interest in each of the subsidiaries.

INCORPORATED OR ORGANIZED IN MINNESOTA

RCC Atlantic, Inc.

RCC Atlantic Long Distance, Inc.

RCC Minnesota, Inc.

RCC Network, Inc.

RCC Paging, Inc.

RCC Holdings, Inc.

RCC Transport, Inc.

Wireless Alliance, LLC (Registrant has a 70% interest in this entity)

TLA Spectrum, LLC

RGI Group, Inc.

Cellular 2000, Inc. (Registrant has a 50% interest in this entity)

INCORPORATED OR ORGANIZED IN DELAWARE

BMCT Equipment Company, LLC

Ferry Equipment Company, LLC

INCORPORATED OR ORGANIZED IN MAINE

MRCC, Inc.

Western Maine Cellular, Inc.

SRTT, Inc.

Saco River Telecommunications, Inc.

SRCL Holding Company, Inc.

Saco River Communications Corporation

Communication Design, Inc.

Saco River Cellular, Inc.

New Hampshire Wireless, LLC